EXHIBIT 12

Execution version

SHARE PLEDGE AGREEMENT

dated
7 December 2022

between

CONCESSOC 31 SAS
as Pledgor

and

SCOTIABANK INVERLAT S.A., INSTITUCIÓN DE BANCA MÚLTIPLE
GRUPO FINANCIERO SCOTIABANK INVERLAT
as Collateral Agent

in the presence of

AERODROME INFRASTRUCTURE S.À R.L.
as Company

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
1.1	Incorporated Definitions	2
1.2	Additional Definitions	2
1.3	Interpretation and Construction	4
2.	THE PLEDGE	5
2.1	Creation of the Pledge	5
2.2	Preservation of the Pledge	5
3.	REGISTRATION, PERFECTION	5
4.	CONTINUING SECURITY, NO DISCHARGE	6
5.	RIGHTS AND DISTRIBUTIONS	7
5.1	Rights before the occurrence of an Event of Default	7
5.2	Rights after the occurrence of an Event of Default	8
5.3	Distributions before the occurrence of an Event of Default	8
5.4	Distributions upon the occurrence of an Event of Default	8
6.	REPRESENTATIONS AND WARRANTIES	8
6.1	Legal form, status and centre of main interests of the Company	9
6.2	Capacity of the Pledgor	9
6.3	No insolvency of the Pledgor and of the Company	9
6.4	Binding obligations and priority	9
6.5	Tax Considerations	10
6.6	Collateral	10
6.7	Repetition	10
7.	COVENANTS AND UNDERTAKINGS	10
7.1	Negative Covenant	10
7.2	Positive Covenants and Undertakings	10
8.	FURTHER ASSURANCES AND POWER OF ATTORNEY	11
8.1	Further Assurances	11
8.2	Power of Attorney	12
8.3	Ratification	12
9.	IMMEDIATE RECOURSE, WAIVER	12
10.	ENFORCEMENT OF THE PLEDGE	13
10.1	Remedies	13
10.2	Priority and Application of Proceeds	14
11.	INDEMNITY AND DISCLAIMER OF LIABILITY	14
12.	DISCHARGE OF THE PLEDGE	14
13.	NOTICES	15
14.	FURTHER PROVISIONS	15
14.1	Evidence of Indebtedness	15
14.2	Delegation of Powers	15
14.3	Currency Conversion	15
14.4	Illegality, Severability	16
14.5	Costs and Expenses	16
14.6	Rights Cumulative, Waivers	16
14.7	Transferability	16

14.8	Reservation, Transfer of Rights	17
14.9	Entire Agreement, Amendments	17
14.10	Counterparts	17
15.	GOVERNING LAW AND JURISDICTION	17

THIS SHARE PLEDGE AGREEMENT (the "Agreement") is made on 7 December 2022
BETWEEN
(1)
CONCESSOC 31 SAS, a simplified joint-stock company incorporated and existing under the laws of France, having its registered office at 1973 boulevard de la Défense, 92000 Nanterre, and  registered with the R.C.S. Nanterre under number 918 858 226, as pledgor (the "Pledgor");

AND
(2)
SCOTIABANK INVERLAT S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO SCOTIABANK INVERLAT, acting as collateral agent for its own benefit and for the account of the other Secured Creditors (together with its successors and permitted assigns in such capacity) (the "Collateral Agent").

IN THE PRESENCE OF
AERODROME INFRASTRUCTURE S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, and registered with the RCS Luxembourg under number B251461, as company (the "Company").
WHEREAS
A.	This Agreement secures and will secure the Secured Obligations (as defined below).
B.
The Company's share capital is set at twenty thousand United States dollar (USD 20,000), represented by twenty thousand (20,000) shares with a nominal value of one United States dollar (USD 1) each (the “Shares”).

C.
Under a New York law governed credit and guaranty agreement dated 2 December 2022 and made between, inter alios, the Pledgor as TL Borrower and DSRF Borrower, the Company as Guarantor, Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat as Administrative Agent and HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC and Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat as Lead Arrangers and Lenders (as amended, restated, amended and restated or otherwise modified from time to time, the "Credit Agreement") certain facilities have been made available to the Borrowers (each capitalised term not defined herein as defined therein).

D.
As a condition precedent to the provision of the facilities under the Credit Agreement, the Pledgor has agreed to grant to the Collateral Agent a pledge over the Collateral (as defined below) to secure the Secured Obligations.

E.
Under a resolution dated on or about the date hereof, the management board of the Pledgor is satisfied that entering into this Agreement serves the corporate purpose and is in the corporate interest of the Pledgor.

F.	These recitals shall be an integral part of the Agreement and shall be referred to in the construction of it.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.	DEFINITIONS AND INTERPRETATION
1.1	Incorporated Definitions
The expressions defined in the Credit Agreement are expressly and specifically incorporated into this Agreement and, accordingly, shall, unless the context otherwise requires and save where otherwise defined in this Agreement, have the same meaning in this Agreement. In the event of any inconsistency or contradiction between the provisions of this Agreement and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall prevail (to the extent permitted by applicable law and to the extent the validity and enforceability of the Pledge are not affected).
1.2	Additional Definitions
In this Agreement, the following terms shall have the following meaning:
"Collateral"
means the Shares, the Future Shares and the Distributions, including any securities resulting from any regrouping, splitting or replacement of the Shares and the Future Shares, or from any similar operation.

"Collateral Act"	means the Luxembourg Act of 5 August 2005 on financial collateral arrangements, as amended from time to time.

"Companies Act"	means the Luxembourg Act of 10 August 1915 on commercial companies, as amended from time to time.

"Default"	has the meaning given to this term in the Credit Agreement.

"Distributions"
means all dividends, interest and other monies payable under the Shares and Future Shares and all other rights, benefits and proceeds under or derived from the Shares and Future Shares (whether by way of redemption, bonus, preference, option rights, substitution, conversion or otherwise, including any proceeds that may not immediately be used to discharge the Secured Obligations).

"Encumbrance"
means a charge, assignment, pledge, lien (including a privilège) or other security interest, attachment or similar restriction of any kind securing any obligation of any person, or any other agreement or arrangement having a similar effect on the Collateral.

"Event of Default"	has the meaning given to this term in the Credit Agreement.

"Expert"	an independent auditor (réviseur d’entreprises agréé), as designated by the Collateral Agent (at the cost of the Pledgor).

"Fair Market Value"
means the estimated best obtainable value of the Shares and the Future Shares given the market conditions, based on information available at the date of valuation and that would be paid by a willing buyer without any special interest to an unaffiliated willing seller in an arm's length transaction not involving distress or necessity of either party; the Fair Market Value may be determined by an Expert. If the Company fails to make any documents or data promptly available to the Expert, the Expert may value the Shares and the Futures Shares on the basis of information publicly available or otherwise available to the Collateral Agent.

"Future Shares"
means any other shares issued by the Company that the Pledgor may subscribe to, acquire or be offered in substitution or in addition to the Shares at any time after the date hereof, including those that the Pledgor may subscribe to in the case of an increase of the share capital of the Company following the exchange, merger, consolidation, divestment, issue of dividend, subscription for cash or for any other reason.

"Insolvency Regulation"
means the Council Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Council of 15 December 2021.

"Loan Document"	has the meaning given to this term in the Credit Agreement.

"Luxembourg"	means the Grand Duchy of Luxembourg.

"Material Adverse Effect"	has the meaning given to this term in the Credit Agreement.

"Pledge"	means the pledge (gage) created under Clause 2 (The Pledge) of this Agreement.

"RCS Luxembourg"	means the Luxembourg Trade and Companies Register (R.C.S., Luxembourg).

"RCS Nanterre"	means the French Trade and Companies Register of Nanterre.

"Register"	means the register of shareholders (registre des associés) of the Company held by the Company at its registered office.

"Secured Creditors"	has the meaning given to this term in the Credit Agreement.

"Secured Obligations"
has the meaning given to the term "Obligations" in the Credit Agreement (including, without limitation, all liabilities arising out of any extension, amendment or increase of the principal amount or further advances made under the Credit Agreement and the other Loan Documents, or any variation, modification, restatement, novation of or supplement to the Credit Agreement or the other Loan Documents whatsoever).

1.3	Interpretation and Construction
(a)	In this Agreement, unless the contrary intention appears, any reference to:
(i)	Any document, agreement or other instrument is a reference to that document, agreement or other instrument as from time to time amended, modified, restated, novated, varied or supplemented;
(ii)	A provision of law is a reference to that provision as amended or re-enacted;
(iii)	A person includes its successors, transferees and assignees (subject to the terms of Clause 14.7 (Transferability) of this Agreement); and
(iv)	Words denoting the plural shall include the singular and vice versa and words denoting one gender shall include another gender.

(b)
No provision of this Agreement shall be interpreted adversely against a party solely because that party was responsible for drafting that particular provision or because that party is relying on that particular provision.

(c)
This Agreement, as well as all other documents relating thereto, including notices, are and will be drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting from it or relating to it and any translation of it, the English language version shall prevail.

(d)
English language words used in this Agreement intend to describe Luxembourg legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

(e)
Any Luxembourg legal concept referred to in this Agreement shall, in any jurisdiction other than Luxembourg, be deemed to include such concept and have the meaning which in that jurisdiction most closely approximates the Luxembourg legal concept.

(f)	The titles and headings in this Agreement are inserted for ease of reference only and shall not affect the interpretation of the terms of this Agreement.
(g)	This Agreement is a Security Document (as defined in the Credit Agreement).
2.	THE PLEDGE
2.1	Creation of the Pledge
(a)
The Pledgor hereby grants to the Collateral Agent a first ranking pledge (gage de premier rang) over its right, title and interest in the Collateral as continuing security for the due payment and discharge of the Secured Obligations, and the Collateral Agent accepts this Pledge, under Articles 3 et seq. of the Collateral Act.

(b)	The Collateral Agent holds the benefit of this Agreement for the Secured Creditors under the Credit Agreement and under Article 2(4) of the Collateral Act.
2.2	Preservation of the Pledge
If and to the extent that at any time, and from time to time, it shall be necessary that further instruments or documents be executed and/or further action be taken under any applicable law (including the law applicable at the registered office of the Collateral Agent) in order to create, preserve or perfect a valid Pledge in accordance with this Agreement and the Credit Agreement, the Pledgor shall as soon as possible execute such further instruments or documents or take such further action, at its expenses.
3.	REGISTRATION, PERFECTION
(a)
The Pledgor procures to request the Company, immediately upon the execution of this Agreement (or in the case of any Future Shares, as soon as possible upon their issuance to the Pledgor and not later than 3 (three) Business Days from their issuance), to record the Pledge in the Register (inscription) in the name of the Collateral Agent under Article 5 of the Collateral Act.

(b)
The Company acknowledges and accepts the existence of this Pledge as a pledge created over the Collateral, takes notice of its terms, and undertakes to promptly and duly record this Pledge in its Register in accordance with the terms of this Agreement. The Company represents that it has received no notice or is not otherwise aware of any transfer of the Collateral to a third party, nor of any attachment or Encumbrance, so that to the best of its knowledge, the Pledgor owns the Collateral free and clear (save for this Pledge).

(c)
As of the date of signing by the Company of this Agreement and of the corresponding entry in the Register, this Pledge can be held against the Company and against third parties (other than the Company). The Pledgor shall, on the date of execution of this Agreement and on each date the Pledgor acquires or subscribes for Future Shares, provide to the Collateral Agent a signed copy of the Register as evidence of registration.

(d)	The following legend shall be used to mark the Register (with the indications, where appropriate, of names and share details as indicated in the recitals hereto):
"Under a share pledge agreement dated 7 December 2022 (the "Share Pledge Agreement") Concessoc 31 SAS has pledged in favour of Scotiabank Inverlat S.A., Institución de Banca Múltiple Grupo Financiero Scotiabank Inverlat acting for its own benefit and for the benefit of the other Secured Creditors (as defined in the Share Pledge Agreement), all its rights, titles, interests and benefits, present and future, in, to and under the Shares (as defined in the Share Pledge Agreement), and all Future Shares and Distributions (as defined in the Share Pledge Agreement) in Aerodrome Infrastructure S.à r.l. as a first ranking pledge for the Secured Obligations (as defined in the Share Pledge Agreement).
[date]
[name, title, signature].".
(e)
The Pledgor and the Company hereby instruct and appoint as their special attorneys each manager of the Company as well as any lawyer from Arendt & Medernach S.A, each acting individually and with full power of substitution, for the purposes of registering the Pledge in the Register and delivering a signed copy of it to the Collateral Agent.

(f)
The Pledgor and the Company undertake to reiterate the formalities referred to at paragraphs (a), (b), (c) and (d) above as soon as practicable each time that Future Shares are issued by the Company and the Pledge constituted by this Agreement is extended to such Future Shares.

4.	CONTINUING SECURITY, NO DISCHARGE
(a)
This Pledge shall be a continuing security for the due performance of the Secured Obligations, and shall remain in full force and effect until enforcement, termination of this Agreement or express release under Clause 12 (Discharge of the Pledge), as the case may be.

(b)
This Pledge shall be in addition to and shall not in any way be prejudiced by or dependent on any collateral or other security interest now or hereafter held by the Collateral Agent as security for the Secured Obligations or any Encumbrance to which it may be entitled. The rights of the Collateral Agent and the other Secured Creditors hereunder are in addition to and not exclusive of those provided by law.

(c)
This Pledge shall not be discharged by reason of the circumstance that there is at any time no Secured Obligation currently owing, nor shall the Pledge be discharged by any intermediate payment, satisfaction of any part of the Secured Obligations or any settlement of accounts.

(d)	The Pledgor specifically agrees and acknowledges that neither the obligations of the Pledgor under this Agreement nor the Pledge will be affected by (without limitation):
(i)	Any increase of any amount made available under, or any amendment (however fundamental), novation or replacement of, or supplement to, the Credit Agreement or the Secured Obligations;
(ii)	Any moratorium of payment, indulgence, waiver of rights or recourse or consent granted to the Pledgor or any other person, or abstaining from proving or claiming any debt;
(iii)
The taking or perfecting of any security or the refusal or neglect to perfect or enforce any rights or security or the release (other than under Clause 12 (Discharge of the Pledge)) of the Pledgor or any other person; or

(iv)	Any change in the shareholder structure, the articles of association, legal form or status of the Pledgor, the Company or any other person.
(e)
The Pledgor expressly acknowledges and recognizes the right of the Collateral Agent or any other Secured Creditor to enter into any agreements, arrangements and amicable settlements, with or without remission of the Secured Obligations without the Collateral Agent's or any other Secured Creditor's rights under this Pledge being in any manner altered or prejudiced.

5.	RIGHTS AND DISTRIBUTIONS
5.1	Rights before the occurrence of an Event of Default
Until an Event of Default occurs, the Pledgor shall be entitled to exercise all rights (including without limitation voting rights) attached to the Collateral. However, the Pledgor shall not exercise or direct the exercise of such rights attached to the Collateral in a manner which could be expected to have a Material Adverse Effect on the validity, enforceability or ranking of the Pledge and/or this Agreement, breach the terms of a Loan Document or to cause a Default to occur. Unless otherwise agreed with the Collateral Agent and subject to the terms of the Credit Agreement, the Pledgor shall vote against any proposal that would result in a liquidation, merger, or split-up of the Company, or entail a dilution of the rights attaching to, or any change of the terms of, the Collateral.

5.2	Rights after the occurrence of an Event of Default
(a)
Following the occurrence of an Event of Default which is continuing, the Pledgor shall seek written instructions from the Collateral Agent on the exercise of the rights (including without limitation voting rights) attached to the Shares and the Future Shares and act solely upon such instructions, unless the Collateral Agent has given notice to the Pledgor and the Company that it will, with effect from such notice, exercise such rights in the Shares and the Future Shares exclusively, all under Article 9 of the Collateral Act.

(b)
In particular, following the occurrence of an Event of Default which is continuing, the Pledgor and the Company shall inform the Collateral Agent of any meeting of the shareholders of the Company, as well as of the agenda thereof. In this case, the Pledgor shall not pass any resolution without the Collateral Agent's prior consent in writing. Where there is no such meeting of the shareholders of the Company, the Pledgor shall inform the Collateral Agent of any resolution and not pass any resolution without the Collateral Agent's prior written consent. For the avoidance of doubt, the Collateral Agent shall, following the occurrence and during the continuance of an Event of Default, be entitled to exercise all rights of the Pledgor in relation to the convening and/or holding of meetings of the shareholders or the adoption of the resolutions in writing or otherwise. In particular, the Collateral Agent shall have the right, in this case, to request the board of managers of the Company to convene a meeting of the shareholders of the Company and to request items to be added to the agenda, to convene such meeting and/or to approve and adopt written resolutions under applicable law. Upon request of the Collateral Agent, the Pledgor shall issue a written confirmation that the Collateral Agent is entitled to exercise the above rights in any manner the Collateral Agent deems fit for the purpose of protecting and/or enforcing its rights under this Agreement.

5.3	Distributions before the occurrence of an Event of Default
Until an Event of Default occurs and the notice referred to in Clause 5.4 below has been issued by the Collateral Agent, the Pledgor shall be entitled to directly receive and apply any Distributions, whether or not they have been declared or have accrued, except to the extent such Distributions are prohibited under the Credit Agreement or applicable law.
5.4	Distributions upon the occurrence of an Event of Default
Following the occurrence of an Event of Default which is continuing, the Collateral Agent shall be entitled to notify the occurrence of the same to the Pledgor and the Company, whereupon any Distributions shall be paid exclusively to the Collateral Agent for application towards the Secured Obligations in accordance with sub-clause 10.2 (Priority and Application of Proceeds).
6.	REPRESENTATIONS AND WARRANTIES
The representations and warranties set out in the Credit Agreement in relation to the Pledgor and the Company apply to this Agreement as if they were set out herein. In addition, the Pledgor and the Company (as applicable) represent and warrant to the Collateral Agent as at the date hereof that:

6.1	Legal form, status and centre of main interests of the Company
(a)	The Company is a private limited liability company (société à responsabilité limitée) that has been duly incorporated and validly exists under the laws of Luxembourg; and
(b)
The Company's "centre of main interests" (within the meaning of the Insolvency Regulation) is in Luxembourg, it does not maintain an "establishment" (within the meaning of the Insolvency Regulation) in any jurisdiction other than Luxembourg and, only upon the effectiveness of the Aerodrome Merger, save for the effects of the Aerodrome Merger (as such term is defined in the Credit Agreement), it will keep at all times its Register, its registered office and "centre of main interests" (within the meaning of the Insolvency Regulation) in Luxembourg.

6.2	Capacity of the Pledgor
The execution and performance of this Agreement are not subject to the prior consent of the Pledgor's shareholders.
6.3	No insolvency of the Pledgor and of the Company
(a)
The Pledgor has not taken any winding-up resolution, has not been declared bankrupt and has not applied for, or is subject to, general settlement, voluntary arrangement, administration or composition with creditors, controlled management or moratorium, reprieve from payment, assignment for the benefit of creditors or any similar proceedings affecting the rights of creditors generally; and

(b)
The Company has not taken any winding-up resolution, has not been declared bankrupt and has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or moratorium or reprieve from payment (sursis de paiement), and is not subject to any similar proceedings affecting the rights of creditors generally.

6.4	Binding obligations and priority
(a)
This Agreement has been duly executed by the Pledgor, constitutes legal, valid and binding obligations of the Pledgor and creates a valid, perfected and enforceable first ranking pledge (gage de premier rang) over the Collateral, ranking senior to all third parties as of the date of signing by the Company of the corresponding entry in the Register;

(b)
Immediately prior to the execution of this Agreement, the Pledgor was, and it will be, the sole owner of and has, and will have, full right and title to the Collateral and (save for this Pledge) no Encumbrance, however created or arising (unless arising by operation of law) exists over the Collateral; none of the Collateral attached under this Agreement is subject to any prohibition on the taking of security over it; and

(c)	It has taken no action or steps that could be expected to have a Material Adverse Effect on its right, title and interest in and to the Collateral.

6.5	Tax Considerations
There is no tax, levy, impost, deduction, charge or withholding imposed by Luxembourg or any political subdivision of it on or by virtue of the execution, delivery or enforcement of this Agreement.
6.6	Collateral
(a)
The Shares and the Future Shares represent and shall at all times represent 100% (one hundred per cent) validly issued and fully paid up share capital of the Company; there are no income-sharing certificates or other shares that represent the capital of the Company in existence, nor any warrant, convertible preferred equity certificates, convertible bond, exchange right or other right of any kind to acquire shares in the Company and that would require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock; no contract, other agreement, right or claim exists with respect to the share capital of the Company unless otherwise disclosed to the Collateral Agent; and

(b)	The Company has not declared any dividends under the Collateral that are still unpaid at the date hereof; and
(c)	The Register is held at the registered office of the Company in Luxembourg.
6.7	Repetition
The Pledgor and the Company undertake to the Collateral Agent that the representations and warranties in this Clause 6 (Representations and Warranties) shall at all times remain true and correct and are deemed to be repeated, as required under the Credit Agreement, on each date until full discharge of the Pledge under Clause 12 (Discharge of the Pledge) with reference to the facts and circumstances then existing.
7.	COVENANTS AND UNDERTAKINGS
7.1	Negative Covenant
The Pledgor shall not (nor shall the Pledgor agree to) transfer or dispose of any of the Shares or the Future Shares, create or permit to subsist any Encumbrance over all or any part of the Collateral (irrespective of whether ranking before or behind the Pledge), other than this Pledge or except as permitted by the Credit Agreement, without the Collateral Agent's prior written approval.
7.2	Positive Covenants and Undertakings
The Pledgor covenants and undertakes with the Collateral Agent as follows:
(a)
To give or procure to be given to the Collateral Agent such opinions, certificates, information and evidence (and in such form) as the Collateral Agent may reasonably request to discharge or to exercise the duties, powers and authorities vested in it under this Agreement or any other Loan Document or by operation of law; in particular, the Pledgor shall procure that all required documents and data are promptly made available by the Company to the Expert;

(b)
At all times to observe and perform its obligations and rights under the Collateral and, subject to Clause 5 (Rights and Distributions), not to give any consent, waiver or ratification, or take or permit to be taken any other action that could be expected to have a Material Adverse Effect on the validity, enforceability or ranking of this Pledge and/or this Agreement and not, without the prior written consent of the Collateral Agent, to perform any act that could be expected to result in a reduction of the value of the Collateral;

(c)	In the event of a seizure or attachment by a third party of all or any part of the Collateral of which the Pledgor is aware, at its own cost and expense, to:
(i)
Promptly notify the Collateral Agent and send it or its attorneys a copy of the relevant attachment or seizure documentation as well as all other documents required under applicable law, signed to the extent required by the Pledgor; and

(ii)
Take such measures (including necessary legal action) as may reasonably be required or requested by the Collateral Agent to protect the Collateral Agent's and the Secured Creditor's interest in the Collateral in accordance with the Credit Agreement; and

(d)
To notify the Collateral Agent as soon as possible of any event or circumstance that could be expected to have a Material Adverse Effect on the validity, enforceability or ranking of the Pledge and/or this Agreement.

The Pledgor undertakes to the Collateral Agent that the covenants and undertakings in this Clause 7 (Covenants and Undertakings) remain in force from the date of this Agreement until full discharge of the Pledge under Clause 12 (Discharge of the Pledge).
8.	FURTHER ASSURANCES AND POWER OF ATTORNEY
8.1	Further Assurances
(a)
In connection with this Agreement and all transactions contemplated hereby, each party shall execute and deliver all such additional documents and instruments, and perform such additional acts, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(b)
In particular, without limiting the generality of the foregoing, the Pledgor shall promptly do whatever the Collateral Agent reasonably requires, after the occurrence of an Event of Default which is continuing, to facilitate the exercise of rights (including without limitation voting rights) by the Collateral Agent, or any other person designated by the Collateral Agent, under Clause 5 (Rights and Distributions) and the enforcement of the Pledge or the exercise of any other rights vested in the Collateral Agent, including, but not limited to, assisting in the valuation of the Shares and the Future Shares, executing any transfer, assignment or assurance of the Shares and the Future Shares (whether to the Collateral Agent or its nominees), making any registration and giving any notice, order or direction.

(c)	All approvals and consents of any party hereto shall be in writing.
8.2	Power of Attorney
(a)
The Pledgor and the Company (as applicable) irrevocably and severally appoint the Collateral Agent and any of its delegates or sub-delegates to be their attorney (mandataire) to take any action (including the making of registrations) that the Pledgor and the Company are entitled or obliged to take concerning the Collateral under this Agreement:

(i)
After the occurrence of an Event of Default which is continuing; in particular with effect as of the occurrence of an Event of Default the Pledgor and the Company hereby irrevocably and unconditionally appoint, with full power of substitution, the Collateral Agent as their attorney to make any filings with the RCS Luxembourg and any other authorities, including any filings for the purpose of dismissal or appointment of any manager of the Company and the transfer of the Collateral.; or

(ii)
At any time, if the Pledgor or the Company has failed to do anything required to be done by it according to the terms of this Agreement, including the perfection of the Pledge, and has not remedied such failure within 5 (five) Business Days from a request to remedy such failure;

It being understood that the enforcement of the Pledge must be carried out under Clause 10 (Enforcement of the Pledge).
(b)
Any power of attorney granted by the Pledgor and the Company in this Agreement shall survive in case of any insolvency, reorganisation or winding-up of the Pledgor or the Company as permitted under article 2003 of the Luxembourg Civil Code and any enforcement of the Pledge.

8.3	Ratification
The Pledgor and the Company ratify and confirm whatever any attorney does or purports to do under its appointment under sub-clause 8.2 (Power of Attorney), unless such attorney is acting with wilful misconduct (faute intentionnelle) or gross negligence (faute lourde), or in breach of the terms of this Agreement or the Credit Agreement.
9.	IMMEDIATE RECOURSE, WAIVER
(a)
The Pledgor waives, to the fullest extent allowed by applicable law, any right or benefit, present or future, it may have of first requiring the Collateral Agent to proceed against or claim payment from any person or entity or enforce any guarantee or security granted by any other person or entity before enforcing this Agreement and/or any rights hereunder (including for purposes of Article 1285 of the Luxembourg Civil Code).

(b)
To the fullest extent allowed by applicable law, the Pledgor waives any right, action or claim it may have under the Pledge against any person securing or guaranteeing the Secured Obligations, including, in particular, the Pledgor's rights of recourse under Articles 2028 et seq. of the Luxembourg Civil Code, any right to subrogation, present or future, it may have under Article 2037 of the Luxembourg Civil Code or any other similar right, action or claim under any applicable law (including ancillary relief or provisional measures such as saisie-arrêt conservatoire) or by way of set-off. The Pledgor acknowledges that this waiver is of the essence for the Collateral Agent and the other Secured Creditors and shall continue in full force and effect notwithstanding any termination of this Agreement or any discharge of the Pledge under Clause 112 (Discharge of the Pledge).

(c)
Until the Pledge is expressly released under Clause 12 (Discharge of the Pledge) and unless the Collateral Agent otherwise directs, the Pledgor shall not exercise any right of any kind that it may have to claim, rank or vote as a creditor of the Company or its estate pari passu and in competition with the Collateral Agent vis-à-vis the Company.

10.	ENFORCEMENT OF THE PLEDGE
10.1	Remedies
(a)
Immediately upon the occurrence of an Event of Default which is continuing, the Collateral Agent shall be entitled to enforce the Pledge, in its absolute discretion and without any further notice (mise en demeure), and exercise any right in any manner as the Collateral Agent, acting reasonably, shall determine to the widest extent permitted under Article 11 of the Collateral Act, but without limiting any other rights or remedies otherwise available to the Collateral Agent.

(b)	In particular, the Collateral Agent shall be entitled to operate payment of all or any part of the Secured Obligations (in each case without any further notice (mise en demeure)) at its option by:
(i)
Appropriating the Collateral in its name or in the name of the Secured Creditors at its Fair Market Value. The Collateral Agent may, at its reasonable discretion, determine the date on which the appropriation becomes effective, including a date before or after the valuation of the Collateral has been completed. The Collateral Agent may elect, in its reasonable discretion, to appoint or nominate another person to appropriate the Collateral, it being understood that such appointment or nomination shall not affect the Collateral Agent's rights and obligations against the Pledgor; or

(ii)
Selling the Collateral or having the Collateral sold upon mutual agreement in a private transaction at normal commercial conditions (conditions commerciales normales) for consideration in cash or in kind and taking control of any proceeds to which the Collateral Agent is entitled; for the purpose of determining normal commercial conditions the Collateral Agent may, at any time, assess the Collateral at its Fair Market Value at the time of sale; or

(iii)
Selling the Collateral on a stock exchange determined by the Collateral Agent or by public auction held by an official designated by the Collateral Agent and taking control of any proceeds to which the Collateral Agent is entitled; or

(iv)
Requesting for a judicial attribution of the Collateral to the Collateral Agent, at a price determined by an expert designated by the competent court in order to discharge the corresponding Secured Obligations; or

(v)	Enforcing the Pledge by way of set off, to the extent applicable.
(c)
The Collateral Agent shall have the right to request enforcement of the Pledge in respect of all or part of the Collateral at its absolute discretion after an Event of Default which is continuing occured. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge as it then shall be (and in particular those Shares which have not been subject to enforcement). The Pledge shall remain in full and valid existence until discharge or termination hereof, as the case may be.

(d)
To the extent necessary, the Pledgor hereby expressly and irrevocably waives any right, claim or objection deriving from any restriction applicable to the transfer of the Collateral at the time enforcement action is taken by the Collateral Agent in accordance with this Clause 10 (Enforcement of the Pledge), including any restriction provided for in the articles of incorporation of the Company and/or in any shareholders agreement relating to the Company.

10.2	Priority and Application of Proceeds
(a)
The proceeds of any sale, transfer or other disposition of all or any part of the Collateral (as applicable) and, in general, all monies or assets received by the Collateral Agent under this Agreement, shall, subject to the rights of creditors mandatorily preferred by law applying to companies generally, be applied to the satisfaction and set-off against all or any part of the Secured Obligations in accordance with Section 2.12 (Payments Generally; Administrative Agent's Clawback) of the Credit Agreement.

The Pledgor shall remain liable for any deficiency between the Fair Market Value or the proceeds (as applicable) and the Secured Obligations and expressly waives the benefit of Articles 1253 and 1256 of the Luxembourg Civil Code.
11.	INDEMNITY AND DISCLAIMER OF LIABILITY
(a)
The Pledgor shall indemnify the Collateral Agent for any losses, liabilities or damages (including legal fees) suffered by the Collateral Agent in connection with this Agreement, except insofar as they have been caused by the fraud, gross negligence (faute lourde) or wilful misconduct (faute intentionnelle) of the Collateral Agent.

(b)
The Collateral Agent shall not be liable to the Pledgor for any costs, losses, liabilities or expenses (including legal fees, taxes and duties) relating to the enforcement of the Pledge or for any act, default, omission or misconduct of the Collateral Agent, or its officers, employees or agents in connection with this Agreement and the Credit Agreement and relating to the enforcement of the Pledge and to the Collateral save where the same arises as a result of fraud, gross negligence (faute lourde) or wilful misconduct (faute intentionnelle).

12.	DISCHARGE OF THE PLEDGE
(a)
Upon expiry of the period beginning on the date of this Agreement and ending on the date on which the Collateral Agent, acting reasonably, is satisfied that (A) all Secured Obligations shall have been unconditionally and irrevocably paid and discharged in full, and (B) there is no possibility of any further Secured Obligations coming into existence, the Collateral Agent shall promptly at the request and expense of the Pledgor release the Pledge (in whole or in part) The Collateral Agent shall inform the Company of such a release and shall instruct the Company to record the release of this Pledge in the Register.

(b)	The Collateral Agent shall give such instructions and directions as the Pledgor may reasonably require in order to perfect such release.
(c)
For the avoidance of doubt, the parties to this Agreement agree that any release of this Pledge shall be null and void and without effect and the Pledge shall continue to secure the Secured Obligations if any payment received by the Collateral Agent or by any of the other Secured Creditors and applied towards satisfaction of all or part of the Secured Obligations is (a) avoided or declared invalid as against the creditors of the maker of such payment, including because of the existence of insolvency proceedings opened against the Borrower, the Company or the Pledgor, or (b) becomes repayable by the Collateral Agent to a third party, or (c) proves not to have been effectively received by the Collateral Agent.

13.	NOTICES
Any notice, request, demand or other communication to be made by one person to another under or in connection with this Agreement shall be made in accordance with Clause 11.02 (Notices; Effectiveness; Electronic Communications) of the Credit Agreement.
14.	FURTHER PROVISIONS
14.1	Evidence of Indebtedness
In any action, proceedings or claim relating to this Agreement, or to the Pledge contained in this Agreement, a statement (which shall contain information in reasonable detail) as to any amount owing under the Secured Obligations, which is certified as being correct by an authorised officer of the Collateral Agent shall, save in the case of manifest or proven error and until evidence of the contrary, be conclusive prima facie evidence that such amount is in fact due and payable.
14.2	Delegation of Powers
The Collateral Agent shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretion vested in it by this Agreement in such manner, upon such terms and to such person as the Collateral Agent in its absolute discretion may think fit. The Collateral Agent shall not be liable or responsible to the Pledgor for any loss or damage arising from any act, default, omission or misconduct on the part of any of its delegates or sub-delegates, except in case of gross negligence (faute lourde) or wilful misconduct (faute intentionnelle) upon its part.
14.3	Currency Conversion
To release this Pledge under Clause 12 (Discharge of the Pledge), and in particular for the satisfaction of and set-off against all or any part of the Secured Obligations under Clause 10 (Enforcement of the Pledge), the Collateral Agent may convert any monies collected or applied by it under this Agreement from one currency to another as the Collateral Agent in its absolute discretion may think fit and any such conversion shall be undertaken at the prevailing spot rate of exchange for the time being, obtaining such other currency with the first currency as determined by the Collateral Agent in its discretion, acting reasonably, unless such conversion is required to be made under the provisions of the Credit Agreement.
14.4	Illegality, Severability
(a)
Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting, impairing or invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not render invalid, illegal or unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Pledgor waives any provision of law that renders any provisions hereof invalid, illegal or unenforceable in any respect.

(b)
In the event of any such invalidity, illegality or unenforceability in any jurisdiction, the parties hereto shall negotiate in good faith with a view to agreeing on the substitution and replacement of any such provision by a provision that is legal, valid, binding and enforceable in such jurisdiction, and that, to the extent practicable, most nearly approximates its economic effects and effects the parties original intentions and purpose upon entering into this Agreement.

14.5	Costs and Expenses
All the Collateral Agent's reasonable documented costs and expenses (including legal fees, taxes and duties) incurred in connection with the preparation, negotiation, signing and enforcement of this Agreement shall be borne by the Loan Parties under Clause 11.03(a) (Costs and Expenses) of the Credit Agreement. The obligation to reimburse such reasonable costs and expenses shall be part of the Secured Obligations.
14.6	Rights Cumulative, Waivers
(a)
The respective rights and remedies of the parties hereto provided in this Agreement are cumulative and may be exercised as often as considered appropriate and are in addition to any respective rights or remedies provided by general law.

(b)
The respective rights of the parties hereto shall not be capable of being waived or varied otherwise than by express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any such rights shall not operate as a variation or waiver of that or any other such right; any defective or partial exercise of such rights shall not preclude any other or further exercise of that or any other such right; and no act or course of conduct or negotiation on their part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or any variation of any such right.

14.7	Transferability
(a)
This Agreement shall be binding upon and shall inure to the benefit of the Pledgor, the Company and the Collateral Agent and their respective successors and permitted assigns and references in this Agreement to any of them shall be construed accordingly.

(b)
Save for the effects of the Aerodrome Merger (as such term is defined in the Credit Agreement), the Pledgor shall not be entitled or authorised to assign, novate, encumber or transfer any of its rights or benefits and obligations under this Agreement without the prior written consent of the Collateral Agent under the Credit Agreement.

(c)
The rights and obligations of the Collateral Agent hereunder shall, automatically and without any further action being necessary, be transferred to any new Collateral Agent appointed for the Secured Obligations, after notification of such transfer to the Pledgor under Article 1690 of the Luxembourg Civil Code. For the avoidance of doubt, the right granted under this paragraph (c) shall exclusively benefit the Collateral Agent.

14.8	Reservation, Transfer of Rights
The parties to this Agreement reserve, for purposes of Articles 1278 et seq. of the Luxembourg Civil Code and except as otherwise stated in the Credit Agreement, the Pledge granted hereby and the security interest created under it. The Pledge shall continue in full force and effect for the benefit of the Collateral Agent and any other Secured Creditor, notwithstanding any assignment, amendment, assumption, novation or transfer of any kind by the Collateral Agent of all or any part of the Secured Obligations, or any further consent or formality.
14.9	Entire Agreement, Amendments
This Agreement and the matters referred to herein constitute the entire Agreement between the Pledgor and the Collateral Agent and supersede and cancel all prior representations, alleged warranties, statements, negotiations, drafts, undertakings, letters, acceptances, agreements, understandings, contracts and communications, whether oral or written, with respect to or in connection with the subject matter hereof. This Agreement may only be amended or changed by a written instrument signed by or on behalf of all parties having obtained the requisite approval, if any, under the provisions of the Credit Agreement.
14.10	Counterparts
This Agreement may be executed in any number of counterparts (whether by delivery of an original of such executed counterparts or by facsimile or electronic transmission of such executed counterparts), all of which will be deemed to be an original and such counterparts taken together will constitute one agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.
15.	GOVERNING LAW AND JURISDICTION
(a)	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of Luxembourg.
(b)
Each party hereto hereby agrees for the benefit of the other parties that the courts of Luxembourg, judicial district of Luxembourg-City, are to have the exclusive jurisdiction to settle any claims, disputes or matters (the "Proceedings") arising out of or in connection with this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with it) and that accordingly any suit, action or proceeding arising out of or in connection with this Agreement (including any Proceedings relating to any non-contractual obligations arising out of or in connection with this Agreement) may be brought in such courts.

The parties have caused this Agreement to be signed by their respective duly authorised representatives.
This Agreement has been executed on the day and year first above written in 3 (three) originals, each party acknowledging the receipt of one original.
____________________
(signature page follows)

SIGNATORIES

The Pledgor
CONCESSOC 31 SAS
By: /s/ Rémi Maumon de Longevialle
Name:     Rémi Maumon de Longevialle
Title: President

[Project Kalo – Signature page – Share Pledge Agreement – Aerodrome Infrastructure S.à r.l.]

The Collateral Agent
SCOTIABANK INVERLAT S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO
FINANCIERO SCOTIABANK INVERLAT
By: /s/ José Jorge Rivero Méndez
Name:            José Jorge Rivero Méndez
Title: Representante Legal

By: /s/ Luis Michel Lugo Piña
Name:            Luis Michel Lugo Piña
Title: Representative

[Project Kalo – Signature page – Share Pledge Agreement – Aerodrome Infrastructure S.à r.l.]

The Company
AERODROME INFRASTRUCTURE S.À R.L.
By: /s/ Kent Svensson
Name:            Kent Svensson
Title: class B manager and authorised signatory

[Project Kalo – Signature page – Share Pledge Agreement – Aerodrome Infrastructure S.à r.l.]